Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Provides Fourth Quarter Update

JERSEY CITY, N.J., January 16, 2013 -- At an investor presentation today at Needham & Company's 15th Annual Growth Conference in New York, Bel Fuse Inc. (NASDAQ:BELFA) (NASDAQ:BELFB) Chief Financial Officer Colin Dunn said that the Company expects to report revenue of approximately $72 million for the fourth quarter and $287 million for the year ended December 31, 2012.  He said that the Company also expects to report charges totaling approximately $4 million in the fourth quarter for its previously announced restructuring, as well as acquisition-related costs and costs for the repair of damage to its facilities from Hurricane Sandy.
Bel reported revenue of $68.6 million for the fourth quarter and $295.1 million for the year ended December 31, 2011.
The Company expects to report its preliminary financial results for 2012 on February 14, 2013.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the acquisition on earnings and on the Company's business and regarding growth opportunities) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the Company's ability to integrate newly acquired businesses; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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